Exhibit 10.8

July 1, 2014

Palo Verde Acquisitions, LLC
c/o Paul Ross
7711 East 111th Street
Suite 121
Tulsa, OK 74133

Re:	12% Convertible Debenture dated August 13, 2012 in the amount of $2,000,000
12% Convertible Debenture dated December 31, 2012 in the amount of $1,000,000
Warrant Cert. # W-08-2012-01 to purchase 20,000,000 shares common stock
Warrant Cert. # W-10-2012-01 to purchase 10,000,000 shares Common Stock

Gentlemen,

Pursuant to our discussions the referenced Debentures will be amended to extend the maturity date to January 2, 2016 which is one (1) day after the maturity of the Hillair Capital senior secured debentures. All interest accrued through July 1, 2014 will be added to the outstanding principal of each respective debenture. All future interest accruing will be treated in accordance with the Subordination Agreement by and between Hillair Capital and Palo Verde. The existing conversion price of $0.10 will continue pursuant to existing terms of the debentures.

The expiration date of the Warrants will be extended to January 2, 2018 with the exercise price reduced to $0.12 per share. All other provision of the warrants will remain unchanged.

The parties agree to amend the various instruments as required to implement the above terms. Please sign below to acknowledge your agreement with these changes.

Sincerely,
American Natural Energy Corporation

/s/ Michael Paulk

Michael Paulk	Acknowledged and Agreed to:
President

/s/ Paul A. Ross
By: Paul A. Ross
Title: Managing Member